Exhibit 99.1

American States Water Company Announces Earnings for the First Quarter of 2012

EPS from Continuing Operations Up 43% Over Prior Year

SAN DIMAS, Calif.--(BUSINESS WIRE)--May 7, 2012--American States Water Company (NYSE:AWR) today reported net income of $10.1 million, or basic and fully diluted earnings per share of $0.53 for the quarter ended March 31, 2012, as compared to net income of $7.6 million, or basic and fully diluted earnings per share of $0.40 for the quarter ended March 31, 2011. Basic and fully diluted earnings from continuing operations were also $0.53 per common share for the quarter ended March 31, 2012, as compared to basic and fully diluted earnings from continuing operations of $0.37 per common share for the quarter ended March 31, 2011. The table below sets forth a comparison of diluted earnings per share for the quarter, as reported.

	Q1 2012	Q1 2011	$ Change
Income from continuing operations	$0.53	$0.37	$0.16
Income from discontinued operations	---	0.03	(0.03)
Total diluted earnings per share	$0.53	$0.40	$0.13

First Quarter 2012 Results

Continuing Operations:

The table below sets forth a comparison by segment from continuing operations:

	Q1 2012	Q1 2011	$ Change
Water	$0.28	$0.29	($0.01)
Electric	0.11	0.04	0.07
Contracted services	0.15	0.04	0.11
AWR (parent)	(0.01)	---	(0.01)
Diluted earnings from continuing operations	$0.53	$0.37	$0.16

Water

Diluted earnings from the water operations of AWR’s Golden State Water Company (“GSWC”) subsidiary decreased by $0.01 per share during the three months ended March 31, 2012 as compared to the same period in 2011. It is worth noting that 2012 is the last year of a rate case cycle for all of GSWC’s water regions. Items impacting the comparability of the two periods are detailed below:

  An increase in the water gross margin of approximately $1.8 million, or $0.06 per share, during the three months ended March 31, 2012 as compared to the same period in 2011 primarily due to third year rate increases approved by the California Public Utilities Commission (“CPUC”) for Regions II and III effective January 1, 2012, and an increase in consumption by customers not subject to GSWC’s conservation tiered rates. Billed water consumption for the first quarter of 2012 increased by approximately 7.0% as compared to the same period in 2011.
  An increase in operating expenses (other than supply costs) by approximately $1.8 million, or $0.06 per share, due primarily to increases in: (i) other operation expenses of $912,000 reflecting higher labor and other employee benefits, transportation expenses, conservation costs and bad debt expense, and (ii) depreciation expense of $641,000 resulting from additions to utility plant.
  An overall increase in interest and other non-operating expenses (net of interest income) of $153,000, or $0.01 per share, due primarily to the issuance of long-term notes in April 2011.

Electric

For the three months ended March 31, 2012, diluted earnings from electric operations increased by $0.07 per share as compared to the same period in 2011 due, in large part, to the CPUC’s approval of GSWC’s Bear Valley Electric Service division’s application to recover $1.2 million of legal and outside services costs incurred from September 2007 through March 2011 in connection with its efforts to procure renewable energy resources. As a result, in March 2012 GSWC recorded a $1.2 million, or $0.04 per share, reduction in legal and outside services costs which had previously been expensed as incurred. Excluding the impact of this item, electric earnings increased by $0.03 per share during the three months ended March 31, 2012 due primarily to: (i) an increase in the electric gross margin of $624,000, or $0.02 per share, as compared to the same period in 2011 due, in part, to rate increases approved by the CPUC effective January 1, 2012, and (ii) a lower effective income tax rate which increased earnings by $0.01 per share.

Contracted Services

For the three months ended March 31, 2012, diluted earnings from AWR’s contracted services subsidiary, American States Utility Services, Inc. (“ASUS”) increased by $0.11 per share as compared to the same period in 2011 due primarily to an increase in construction activities at Fort Bragg in North Carolina. There was significant progress made on a major water and wastewater pipeline replacement project as a result of better than expected weather conditions at Fort Bragg during the first three months of 2012. This project is estimated to be completed in 2014.

AWR (parent)

Diluted earnings from AWR (parent) decreased by $0.01 per share during the quarter ended March 31, 2012 as compared to the same period in 2011 due primarily to an increase in state income taxes recorded at AWR (parent) as compared to the same period in 2011 resulting from state unitary tax principles.

Discontinued Operations:

On May 31, 2011, AWR completed the sale of Chaparral City Water Company (“CCWC”). Basic and diluted earnings from discontinued operations were $0.03 per share for the three months ended March 31, 2011 resulting from the earnings contribution from CCWC for that period.

Regulatory Matters

In September 2010, GSWC, along with other California water utilities, filed an application with the CPUC to modify the recovery period of its Water Revenue Adjustment Mechanism (“WRAM”) and Modified Cost Balancing Accounts (“MCBA”) to 18 months or less. In April 2012, the CPUC issued a final decision which, among other things, sets the recovery period for under-collection balances that are up to 15% of adopted annual revenues at 18 months or less. For under-collection balances greater than 15%, the recovery period is 19 to 36 months. GSWC does not currently have any balances over 15% of adopted annual revenues. In addition to adopting a new amortization schedule, the final decision sets a cap on total net WRAM/MCBA surcharges in any given calendar year of 10% of the last authorized revenue requirement. The cap shall be effective following the first test year of each applicant’s pending or next general rate case. For GSWC, the cap will be applied to its 2013 WRAM balances filed in early 2014. The cap requirement set forth in the final decision will not impact GSWC’s 2012 and prior year WRAM/MCBA balances. Surcharges are currently in place to recover the WRAM/MCBA balances from 2009, 2010 and 2011, totaling approximately $60 million, of which $24 million has been collected through March 31, 2012.

Non-GAAP Financial Measures

This press release includes a discussion on water and electric gross margins, which are computed by taking total water and electric revenues, less total supply costs. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the Company’s weighted average number of diluted shares. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.

The non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. Registrant uses water and electric gross margins and earnings per share by business segment as important measures in evaluating its operating results. Registrant believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. Registrant reviews these measurements regularly and compares them to historical periods and to our operating budget.

Other – Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s Form 10-Q for the quarter ended March 31, 2012 to be filed with the Securities and Exchange Commission.

First Quarter 2012 Earnings Release Conference Call - The Company will host a conference call today, May 7, 2012 at 11:00 a.m. Pacific Time (“PT”). Interested parties can listen to the live conference call over the Internet by logging on to www.aswater.com.

The call will also be archived on our website and can be replayed beginning Monday, May 7, 2012 at 2:00 p.m. PT and will run through Monday, May 14, 2012. After logging on to the website, click the “Investors” button at the top of the page. The archive is located just above the “Stock Quote” section.

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 1 out of every 36 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 256,000 customers). The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year since 1954.

American States Water Company
Consolidated
Comparative Condensed Balance Sheets
	March 31,	December 31,
(in thousands)	2012	2011
	(Unaudited)
Assets
Utility Plant-Net	$897,835	$896,500
Goodwill	1,116	1,116
Other Property and Investments	11,968	11,803
Current Assets	171,872	165,601
Regulatory and Other Assets	163,838	163,342
	$1,246,629	$1,238,362
Capitalization and Liabilities
Capitalization	$755,393	$749,061
Current Liabilities	107,372	104,370
Other Credits	383,864	384,931
	$1,246,629	$1,238,362

Condensed Statements of Income	Three months ended
(in thousands, except per share amounts)	March 31,
	2012	2011
	(Unaudited)
Operating Revenues:
Water	$65,957	$64,326
Electric	10,813	10,724
Contracted services	29,878	19,257
Total operating revenues	$106,648	$94,307

Operating Expenses:
Supply costs	$21,059	$21,777
Other operation expenses	7,426	6,917
Administrative and general expenses	16,585	18,419
Maintenance	3,331	3,726
Depreciation and amortization	10,490	9,737
Property and other taxes	4,105	3,552
ASUS construction expenses	20,285	12,184
Total operating expenses	$83,281	$76,312

Operating income	$23,367	$17,995

Interest expense	(6,070)	(5,744)
Interest income	215	137
Other, net	229	80

Income From Continuing Operations Before Income Tax Expense	$17,741	$12,468
Income tax expense	7,626	5,513
Income From Continuing Operations	10,115	6,955

Income from discontinued operations, net of taxes	-	634
Net Income	$10,115	$7,589

Basic Earnings Per Share
Income from continuing operations	$0.53	$0.37
Income from discontinued operations	-	0.03
Net Income	$0.53	$0.40

Fully Diluted Earnings Per Share
Income from continuing operations	$0.53	$0.37
Income from discontinued operations	-	0.03
Net Income	$0.53	$0.40

Weighted Average Shares Outstanding	18,831	18,648
Weighted Average Diluted Shares	18,973	18,778

Dividends Declared Per Common Share	$0.28	$0.26

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707